SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14 (a) of the Securities Exchange Act of 1934


                [ X ]  Filed by Registrant
                [   ]  Filed by Party other than the Registrant

        Check the appropriate box:

                [   ]  Preliminary Proxy Statement
                [   ]  Confidential, for Use of the Commission Only (as
                         permitted by Rule 14a- (6)e (2))
                [ X ]  Definitive Proxy Statement
                [   ]  Definitive Additional Materials
                [   ]  Soliciting Material pursuant to rule 14a-11
                         or Rule 14a-12

        DUCKWALL-ALCO STORES, INC.
        (Name of Registrant as Specified In Its Charter)
        (Name of Person(s) Filing Proxy Statement)

        Payment of Filing Fee (Check the appropriate box) :

                [ X ]  No fee required.
                [   ]  Fee computed on table below per Exchange Act Rules
                      14a-6(I) (4) and 0-11.

                         1) Title of each class of securities to which transaction applies:

                         2)  Aggregate number of securities to which
                             transaction applies:

                         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filling fee is calculated and stat how it was determined):

                         4)  Proposed maximum aggregate value of
                             transaction:

                         5)  Total fee paid:

                [   ]  Fee paid previously with preliminary materials

                [   ]  Check box if any part of the fee is offset as provided
                       by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offset fee was paid previously.
                       Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

                         1)  Amount Previously Paid:

                         2)  Form, Schedule or Registration Statement No.:

                         3)  Filing Party:

                         4)  Date Filed:

_____________________________________________________________________________

                                                     DUCKWALL-ALCO STORES, INC.
                                                     401 Cottage Street
                                                     Abilene, Kansas  67410
                                                     (785) 263-3350


May 1, 1998




    Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of Duckwall-ALCO Stores, Inc., to be held at the principal offices of the Company, located at 401 Cottage Street, Abilene, Kansas on Thursday,
    May 21, 1998, commencing at 10:00 a.m., local time. The business to be conducted at the meeting is described in the attached Notice of Annual Meeting and Proxy Statement. In addition, there will be an opportunity to meet with members of senior management and review the business and operations of the Company.

         Your Board of Directors joins with me in urging you to attend the meeting. Whether or not you plan to attend the meeting, however, please sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may revoke your proxy at any time before it is exercised and it will not be used if you attend the meeting and prefer to vote in person.


         Sincerely yours,

         /s/ Glen L. Shank

         Glen L. Shank
         Chairman of the Board









<PAGE 1>


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 1998


         NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Duckwall-ALCO Stores, Inc., a Kansas corporation ("Duckwall" or the "Company"), will be held at the principal executive offices of Duckwall located at 401 Cottage Street, Abilene, Kansas, on Thursday, May 21, 1998, commencing at 10:00 a.m., local time, and thereafter as it may from time to time be adjourned, for the following purposes:


           1. To elect six directors to hold office for a one-year term until the 1999 Annual Meeting of the Stockholders of Duckwall and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal;

           2. To consider and act upon ratification and approval of the selection of the accounting firm of KPMG Peat Marwick LLP as the independent auditors of Duckwall for the fiscal year ending February 1, 1998;

           3. To consider and act upon any other matters which may properly come before the Annual Meeting of the Stockholders or any adjournment or adjournments thereof.

         In accordance with the provisions of the Bylaws of the Company, the Board of Directors has fixed the close of business on April 3, 1998 as the record date for determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting of the Stockholders and any adjournment or adjournments thereof.

         All stockholders are cordially invited to attend the meeting. Whether or not you intend to be present at the meeting, the Board of Directors of Duckwall solicits you to sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may revoke your proxy at any time before it is exercised and it will not be used if you attend the meeting and prefer to vote in person. Your vote is important and all stockholders are urged to be present in person or by proxy.


         By Order of the Board of Directors


         /s/ Charles E. Bogan


         Charles E. Bogan
         Vice President, Secretary
               and General Counsel


    May 1, 1998
    Abilene, Kansas


<PAGE 2>


DUCKWALL-ALCO STORES, INC.
401 Cottage Street
Abilene, Kansas, 67410-0129

__________________

PROXY STATEMENT
__________________


ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD May 21, 1998

__________________


INTRODUCTION

     This Proxy Statement is being furnished to the stockholders of Duckwall-ALCO Stores, Inc., a Kansas corporation ("Duckwall" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of Duckwall for use at the Annual Meeting of Stockholders to be held on Thursday, May 21, 1998, and at any adjournment or adjournments thereof (the "Annual Meeting"). The Annual Meeting will commence at 10:00 a.m., local time, and will be held at the principal offices of the Company, located at 401 Cottage Street, Abilene, Kansas, 67410-0129.

     This Proxy Statement and the enclosed form of proxy were first mailed to the Company's stockholders on or about May 1, 1998.


Proxies

     You are requested to complete, date and sign the enclosed form of proxy and return it promptly in the enclosed postage prepaid envelope. Shares represented by properly executed proxies will, unless such proxies previously have been revoked, be voted in accordance with the stockholders' instructions indicated in the proxies. If no instructions are indicated, such shares will be voted in favor of the election of the nominees for director named in this Proxy Statement, in favor of ratifying the selection of the accounting firm of KPMG Peat Marwick LLP as Duckwall's independent auditors for the current fiscal year, and, as to any other matter that properly may be brought before the Annual Meeting, in accordance with the discretion and judgment of the appointed attorneys-in-fact. A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by filing written notice of revocation with the Secretary of the Company, by executing and delivering to the Secretary of the Company a proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.


Voting at the Meeting

     For purposes of voting on the proposals described herein, the presence in person or by proxy of stockholders holding a majority of the total outstanding shares of the Company's common stock, par value $0.0001 per share ("Common Stock"), shall constitute a quorum at the Annual Meeting. Only holders of record of shares of the Company's Common Stock as of the close of business on April 3, 1998 (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof.
As of the Record Date, 5,098,761 shares of the Company's Common Stock were outstanding and entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter properly to come before the Annual Meeting.

     Directors are elected by a plurality (a number greater than those cast for any other candidates) of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Annual Meeting for that purpose. The affirmative vote of a majority of the shares of the Company's Common Stock present in person or

<PAGE 3>

represented by proxy and entitled to vote at the Annual Meeting, provided a quorum is present, is required to (i) ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors, and (ii) approve such other matters as properly may come before the Annual Meeting or any adjournment thereof.

     Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.


Solicitation of Proxies

     This solicitation of proxies for the Annual Meeting is being made by the Company's Board of Directors. The Company will bear all costs of such solicitation, including the cost of preparing and mailing this Proxy Statement and the enclosed form of proxy. After the initial mailing of this Proxy Statement, proxies may be solicited by mail, telephone, telegram, facsimile transmission or personally by directors, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held of record by them, and their reasonable out-of-pocket expenses, together with those of Duckwall's transfer agent, will be paid by Duckwall.

     A list of stockholders entitled to vote at the Annual Meeting will be available for examination at least ten days prior to the date of the Annual Meeting during normal business hours at the principal executive offices of Duckwall located at 401 Cottage Street, Abilene, Kansas. The list also will be available at the Annual Meeting.




ITEM 1

ELECTION OF DIRECTORS

         The Company's Board of Directors currently consists of six directors. One of the purposes of this Annual Meeting is to elect six directors to serve for a one-year term expiring at the Annual Meeting of Stockholders in 1999 and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal. The Board of Directors has designated Glen L. Shank, Dennis A. Mullin,
    Robert L. Barcum, William J. Morgan, Robert C. Amenta, and Lolan C. Mackey as the six nominees proposed for election at the Annual Meeting. Unless authority to vote for the nominees or a particular nominee is withheld, it is intended that the shares represented by properly executed proxies in the form enclosed will be voted for the election as directors of all nominees. In the event that one or more of the nominees should become unavailable for election, it is intended that the shares represented by the proxies will be voted for the election of such substitute nominee or nominees as may be designated by the Board of Directors, unless the authority to vote for both nominees or for the particular nominee who has ceased to be a candidate has been withheld. Each of the nominees has indicated his willingness to serve as a director if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable for election.

         The Board of Directors recommends that you vote for the election of Glen L. Shank, Dennis A. Mullin, Robert L. Barcum, William J. Morgan, Robert C. Amenta and Lolan C. Mackey as directors.


<PAGE 4>


Nominees

         The following table sets forth certain information with respect to each person nominated by the Board of Directors for election as a director at the Annual Meeting.


                                           Present
                                           Position
                                           With                   Director
         Name                      Age     Duckwall                  Since
         _________________________ ___     ______________________ ________
         NOMINEES

         Glen L. Shank              53     Chairman and President     1988
         Dennis A. Mullin (1)       50     Director                   1991
         Robert L. Barcum (2)       49     Director                   1991
         William J. Morgan (1) (2)  43     Director                   1991
         Robert C. Amenta (1) (2)   31     Director                   1991
         Lolan C. Mackey (3)        52     Director                   1998
         _________________________ ___     _______________________ _______

         (1)  Member of Audit Committee
         (2)  Member of Compensation Committee
         (3) Lolan C. Mackey was appointed to the Board of Directors on March 19, 1998

     The business experience of each of the directors of the Company during the last five years is as follows:

     Glen L. Shank has served as President of the Company since June 1988 and as Chairman of the Board since May 1991. Between 1982 and 1988, Mr. Shank served as Vice President of Merchandising of the Company. Prior to 1982, Mr. Shank served as a Buyer and as a Merchandise Manager for the Company.
Mr. Shank has approximately 31 years of experience in the retail industry.

     Dennis A. Mullin is the President and Chief Operating Officer of
Steel & Pipe Supply Co., Inc., and has served in various capacities with that company for more than the last five years. He serves as a director of Commerce Bank, Kansas City.

     Robert L. Barcum has been President of Applied Intelligence Group, Inc., computer consulting firm, since 1985.

     William J. Morgan has been the President of Pacholder Associates, Inc., since December 1983. Pacholder oversees private and public investment funds for institutional investors including certain investments of the Kansas Public Employees Retirement System. He serves as a director of the following:
ICO, Inc., an oil field related service company; Kaiser Resources, Inc., a land and environmental development company; USF&G Pacholder Fund, Inc., a closed-end mutual fund; and Smith Corona Corporation, which manufactures and markets business equipment.

     Robert C. Amenta is a Senior Vice President of Pacholder Associates, Inc., and has been employed by Pacholder Associates, Inc. since 1990.

     Lolan C. Mackey is currently a partner of Diversified Retail Solutions LLC, a retail senior management advisory firm. From 1994 to 1997, he was Vice President of International Operations for Wal-Mart Stores, Inc. Prior to that, he was Vice President of Store Planning for Wal-Mart Stores, Inc. from 1990 to 1994.


<PAGE 5>


Compensation of Directors

     Non-employee directors of the Company receive compensation of $1,000 for each meeting of the Board of Directors attended and an additional $1,000 for each committee meeting attended, plus reimbursement for expenses incurred in connection with attendance at Board of Directors meetings. Employee directors of the Company receive no compensation for serving on the Board or any committee thereof.

     On March 18, 1993, the Company entered into an employment agreement with Glen L. Shank, President of the Company. The original term of the employment agreement was to January 31, 1995. The current term of the employment agreement expires on January 31, 2000, subject to certain termination provisions provided in the agreement. The employment agreement provides that Mr. Shank's minimum base salary shall be $144,000, subject to increase by the Board of Directors. During the 1998 Fiscal Year, the employment agreement provided for a base salary of $175,000. In the event of death or disability, Mr. Shank or his representative shall be entitled to his salary through the end of the month in which his death occurs or the last day of the sixth consecutive month of his disability, as the case may be.


Meetings of the Board and Committees

     During the fiscal year ended February 1, 1998, (the "1998 Fiscal Year"), the Board of Directors of Duckwall held five meetings. All of the directors, except Mr. Mullin, attended all of the meetings of the Board of Directors and the committees of the Board of Directors on which they served which were held during the 1998 Fiscal Year. Mr. Mullin attended three of the five meetings of the Board of Directors and all of the committee meetings on which he served.


     Pursuant to Duckwall's Bylaws, the Board of Directors has established Audit and Compensation Committees of the Board of Directors. There currently is no Nominating Committee or other committee of the Board of Directors performing similar functions.

     The Audit Committee assists the Board of Directors in fulfilling its responsibilities with respect to Duckwall's accounting and financial reporting practices and in addressing the scope and expense of audit and related services provided by Duckwall's independent auditors. The Audit Committee is responsible for recommending the appointment of Duckwall's independent auditors and reviewing the terms of their engagement, reviewing Duckwall's policies and procedures with respect to internal auditing, accounting and financial controls and reviewing the scope and results of audits and any auditor recommendations. The current members of the Audit Committee are Robert C. Amenta, William J. Morgan and Dennis A. Mullin. The Audit Committee met twice during the 1998 Fiscal Year.

     The Compensation Committee makes recommendations to the Board of Directors regarding the compensation and benefits of Duckwall's executive officers. The Compensation Committee also administers the Company's Incentive Stock Option Plan. The current members of the Compensation Committee are Robert L. Barcum, William J. Morgan and Robert C. Amenta. The Compensation Committee met three times during the 1998 Fiscal Year.

<PAGE 6>


EXECUTIVE COMPENSATION AND OTHER INFORMATION


Executive Compensation

     The following table sets forth for the fiscal years ending February 1, 1998, February 2, 1997, and January 28, 1996, respectively, the compensation of the Company's chief executive officer and of each of the Company's four other most highly compensated executive officers whose remuneration for the 1998 Fiscal Year was in excess of $100,000 for services to the Company in all capacities:


Summary Compensation Table

                                                                                     Long Term
                                                                                  Compensation
                                                   Annual Compensation                 Payouts
                                         _____________________________________    ____________

                                                                    Securities
                                                                        Under-              All
                                                                         lying            Other
Name and                     Fiscal                                   Options/          Compen-
  Principal Position           Year          Salary      Bonus(1)         SARs       sation (2)
______________________________ ____      __________    __________     ________    _____________

Glen L. Shank                  1998        $175,474        85,000        7,800        $5,736(3)
  Chairman and President       1997         162,650        75,000        4,000         5,110(4)
                               1996         157,925        49,250        4,750         5,890(5)

James E. Schoenbeck            1998         140,426        53,500        5,800         5,927(3)
  Vice President-Operations    1997         130,100        46,500        3,000         5,301(4)
  and Advertising              1996         126,276        39,000        3,300         6,081(5)

James R. Fennema               1998         135,150        51,000        5,800         5,770(3)
  Vice President-              1997         124,625        44,000        2,800         5,144(4)
  Merchandise                  1996         120,900        37,500        3,000         5,924(5)

Charles E. Bogan               1998         120,275        30,000        3,800         7,519(3)
  Vice President, Secretary    1997         117,250        28,000        1,800         6,912(4)
  and General Counsel          1996         114,850        24,000        2,300         7,938(5)

Richard A. Mansfield           1998          98,459        30,000        9,600             0
  Vice President-Finance       1997              --            --            0             0
  and Treasurer (6)            1996              --            --            0             0
______________________________ ____      __________    __________     ________    _____________

  (1) Reflects bonus earned for the fiscal years ending February 1, 1998, February 2, 1997, and January 28, 1996, respectively.

  (2) Excludes perquisites and other benefits, unless the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

  (3) Includes contributions made by the Company for fiscal 1998 to the named individual's account in the Duckwall-ALCO Stores, Inc. Profit Sharing Plan and Trust (the "Profit Sharing Plan") (together with forfeitures) in the amounts of $4,835 each for Mr. Shank,
       Mr. Schoenbeck, and Mr. Fennema,  and $4,570 for Mr. Bogan.   Also
       includes premiums paid by the Company with respect to whole life insurance for each of the named individuals for fiscal 1998 in the amounts of $901 for Mr. Shank, $1,092 for Mr. Schoenbeck, $935 for Mr. Fennema and $2,949 for Mr. Bogan.


  (4) Includes contributions made by the Company for fiscal 1997 to the named individual's account in the Duckwall-ALCO Stores, Inc. Profit Sharing Plan and Trust (the "Profit Sharing Plan") (together with forfeitures) in the amounts of $4,209 each for Mr. Shank, Mr. Schoenbeck, and Mr. Fennema, and $3,963 for Mr. Bogan. Also includes premiums paid by the Company with respect to whole life insurance for each of the named individuals for fiscal 1997 in the amounts of $901 for Mr. Shank, $1,092 for Mr. Schoenbeck, $935 for Mr. Fennema and $2,949 for Mr. Bogan.


<PAGE 7>


  (5) Includes contributions made by the Company for fiscal 1996 to the named individual's account in the Duckwall-ALCO Stores, Inc. Profit Sharing Plan and Trust (the "Profit Sharing Plan") (together with forfeitures) in the amounts of $4,989 each for Mr. Shank, Mr. Schoenbeck, Mr. Fennema and Mr. Bogan. Also includes premiums paid by the Company with respect to whole life insurance for each of the named individuals for fiscal 1996 in the amounts of $901 for Mr. Shank, $1,092 for Mr. Schoenbeck, $935 for Mr. Fennema and $2,949 for Mr. Bogan.

  (6)  Mr. Mansfield became Vice President-Finance and Treasurer on
       May 29, 1997.


Option Grants, Exercises and Holdings

     The following table provides further information concerning grants of stock options pursuant to the Duckwall-ALCO Stores, Inc., Incentive Stock Option Plan during the 1998 Fiscal Year to the named executive officers:


Option Grants in Last Fiscal Year


                                                                               Potential
                                                                           Realized Value at
                                            % of                             Assumed Annual
                          Number of        Total                          Rates of Stock Price
                         Securities     Options/                              Appreciation
                         Underlying   Granted to   Exercise               Individual Grants (1)
                            Options    Employees    or Base                  for Option Term
                            Granted    in Fiscal      Price     Expiration   _______________
Name                            (#)         Year     ($/Sh)           Date    5%($)   10%($)
______________________   __________   __________   ________   ____________   ______   ______

Glen L. Shank                 7,800        9.43%      12.75   May 22, 2002   27,476   60,715
James E. Schoenbeck           5,800        7.01%      12.75   May 22, 2002   20,431   45,147
James R. Fennema              5,800        7.01%      12.75   May 22, 2002   20,431   45,147
Richard A. Mansfield          9,600        11.6%      12.75   May 22, 2002   33,817   74,726
Charles E. Bogan              3,800        4.59%      12.75   May 22, 2002   13,386   29,579
______________________   __________   __________   ________   ____________   ______   ______


  (1) The options were granted with an exercise price equal to the fair market value of the Company's Common Stock on May 23, 1997. Except in the event of death, if an optionee ceases to be employed by the Company, his or her option shall terminate on the earlier of (i) the expiration of the option, or (ii) the thirtieth day following such termination of employment. In the event of death of optionee, the option may be exercised by his or her legal representatives on the earlier of (i) the expiration of the option, or (ii) within twelve months of the date of death. Upon a merger, consolidation, reorganization or liquidation of the Company, the option may, in the discretion of the Compensation Committee, become immediately exercisable until the day immediately prior to the date the contemplated transaction is consummated. The options granted were granted on May 23, 1997 and expire on May 22, 2002. The options become exercisable in equal amounts over a four year period beginning one year subsequent to their grant date.

       No options were exercised by any of the named executive officers during the 1998 Fiscal Year. The following table provides information with respect to the named executive officers concerning unexercised options held as of the end of the 1998 Fiscal Year.


<PAGE 8>


Last Fiscal Year End Option Values

                            _________________________________________________________________
                                Number of Securities                 Value of Unexercised
                               Underlying Unexercised               In-the-Money Options at
                                Options at FY-End (#)                     FY-End ($) (1)
_________________________   ___________   _____________           ___________   _____________
Name                        Exercisable   Unexercisable           Exercisable   Unexercisable
_________________________   ___________   _____________           ___________   _____________
Glen L. Shank                    18,875          13,175               102,697          25,947
James E. Schoenbeck              13,775           9,700                75,413          18,963
James R. Fennema                  9,700           9,400                50,708          18,250
Richard A. Mansfield                  0           9,600                     0          16,800
Charles E. Bogan                 10,350           6,300                57,836          12,438
_________________________   ___________   _____________           ___________   _____________


  (1) The value of unexercised in-the-money options equals the difference between the option exercise price and the closing price of Duckwall-ALCO Stores, Inc. stock at fiscal year end, multiplied by the number of shares underlying the options. The closing price of Duckwall-ALCO stock on February 1, 1998 was $14.50.


Employee Stock Option Plan

         In May 1993, the Company adopted the Duckwall-ALCO Stores, Inc. Incentive Stock Option Plan (the "Plan") to encourage key employees of the Company to participate in the ownership of the Company and promote the success of the business of the Company. Presently, 450,000 shares of Common Stock are authorized for issuance upon exercise of options under the Plan. The number of shares and option price covered by outstanding options may be adjusted in the event of any stock dividend, stock split, reorganization, merger, consolidation, liquidation or any combination or exchange of shares of Common Stock. The Plan is administered by the Compensation Committee consisting of not less than two nor more than five members of the Board of Directors who are appointed by the Board. The price of each option shall be its fair market value as determined by the Compensation Committee if the Common Stock is not traded on a public market. Employees of the Company eligible to receive options are those selected by the Compensation Committee in its sole discretion on the basis that such employees have made material contributions to the successful performance of the Company in the past, or are expected to make material contributions in the future.

         Of the 450,000 shares of Common Stock available under the Plan, an aggregate of 247,075 shares were subject to options as of April 3, 1998.




Compensation Committee Report

     This report has been prepared by the Compensation Committee of the Board of Directors, which has general responsibility for the establishment, direction and administration of all aspects of the compensation policies and programs for the Company's executive officers. During Fiscal 1998, the Compensation Committee was composed of three independent outside directors, none of whom is an officer or employee of the Company. The Chief Executive Officer of the Company, and certain other executive officers of the Company, may attend meetings of the Compensation Committee, but are not present during discussions or deliberations regarding their own compensation. The Compensation Committee meets at least annually or more frequently as the Company's Board of Directors may request.


<PAGE 9>


     Compensation Policy. The Company's executive compensation policy is premised upon three basic goals: (1) to attract and retain qualified individuals who provide the skills and leadership necessary to enable the Company to achieve both its short and long-term earnings growth and return on investment objectives; (2) to create incentives to achieve Company and individual performance objectives through the use of performance-based compensation programs; and (3) to link executive pay to corporate performance, including share price, recognizing that there is not always a direct and short-term correlation between executive performance and share price.

     In determining the structure and levels of each of the components of executive compensation needed to achieve these goals, the Compensation Committee considers all elements of the compensation package in total, as well as the individual components thereof. As more fully described below, the determination of such levels of executive compensation is a subjective process in which the Compensation Committee considers many factors including the Company's performance (as measured by earnings growth and return on investment, among other factors) and the individual executive's specific responsibilities, historical and anticipated personal contribution to the Company's business, and length of service with the Company. In addition, the Compensation Committee considers publicly available executive compensation data for comparable positions in companies believed to be most comparable for purposes of executive compensation. The levels of compensation paid by the Company to its executive officers were matched to comparable positions of executives at comparable companies and a competitive level for the total compensation package and relevant individual components was determined.


     Compensation Components. The Company's compensation program is reviewed annually to ensure that compensation levels and incentive opportunities are competitive and reflect the performance of the Company and the individual executive officer. The principal components of the compensation program for executive officers are base salary, annual incentive bonuses, and employee stock options. Management has been granted options in the past to provide linkage between executive pay and corporate performance and to provide incentive to continue employment with the Company. The
Compensation Committee believes that the total compensation package awarded to top management is fair based upon the total compensation packages awarded to top management at comparable companies.

     Base Salary. The Compensation Committee reviews each executive officer's base salary from the previous year and, in determining whether to adjust base salary levels, takes into account the Chief Executive Officer's recommendations and assessments of each executive's growth and effectiveness in the performance of his or her duties and the Company's performance. For
Fiscal 1998, base salary levels for the executive officers were increased by approximately two to nine percent from Fiscal 1997 levels. These salaries were based upon the Compensation Committee's analysis of the Company's performance, including a review of the Company's revenues, earnings, return on investment and new store openings for the prior year.
An analysis of the role played by each individual executive in generating the Company's performance included a consideration of the executive's specific responsibilities, contributions to the Company's business, and length of service. The Compensation Committee also considered publicly available executive compensation data for comparable positions in comparable companies. Base pay levels for the executive officers are competitive within a range that is considered in the Compensation
Committee's judgment, to be reasonable and necessary.

     Annual Incentive Bonus. The Company's executive officers and certain other employees of the Company who, in the discretion of the Chief Executive Officer, are considered to be in a position to significantly influence the Company's results or operations and level of profits are eligible to receive annual incentive bonus awards under the Company's incentive bonus program. Annual bonus opportunities allow the Company to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. The selection of the persons eligible to participate in the incentive bonus program is necessarily subjective in nature and is made after taking into account management's assessment of each person's level of responsibility. The incentive program establishes a bonus pool at the beginning of each year which is included in the Company's operating budget for that year. Each of the participants in the incentive program is evaluated based upon a number of criteria related to management skills and personal characteristics. In addition, each participant is evaluated based upon his or her accomplishments for the year


<PAGE 10>

compared to the goals that were established at the end of the previous year. The size of the bonus pools, the persons who are eligible to receive bonuses, the targets established for bonus participants and the amount of bonus payments can vary from year to year and are subject to the discretion of the Compensation Committee and management.

     Stock Options. Since the Company's policy is to retain qualified individuals to enable the Company to achieve both short- and long-term earnings growth, it is important that there be a long-term component of the compensation policy. The Company's Incentive Stock Option Plan which was approved by the Stockholders in 1993, provides the vehicle for addressing long-term rewards. The Compensation Committee administrates the Stock Option Plan. The Chief Executive Officer provides recommendations to the Compensation Committee who may grant the options at any time. The options permit the holder to purchase shares of the Company's stock at a price equal to the fair market value of the Stock at the time of the grant. Thus, the options gain value only to the extent the stock price exceeds the option price. To date, all of the options that have been granted become exercisable in equal amounts over a four-year period beginning one year subsequent to the grant date.

                     Compensation Committee:

                     Robert C. Amenta
                     Robert L. Barcum
                     William J. Morgan


     Compensation Committee Interlocks

     Robert C. Amenta, Robert L. Barcum and William J. Morgan each served on the Compensation Committee of the Board of Directors during the 1998 Fiscal Year.

     Robert C. Amenta and William J. Morgan, directors of the Company, are employees of Pacholder Associates, Inc., an investment advisor to the Kansas Public Employees Retirement System ("KPERS"). As of
     March 13, 1998, KPERS owned 967,000 shares of Common Stock.


     Insider Participation

     Dennis A. Mullin is President and Chief Operating Officer of Steel & Pipe Supply Co., Inc. Mr. Mullin is also a partner in or stockholder or officer of five partnerships or corporations which own stores leased to the Company. During the 1998 Fiscal Year, the Company paid fixed rentals aggregating approximately $585,066 and percentage rentals aggregating approximately $846 to these entities. The Company also pays the taxes, insurance and maintenance on the stores leased from these entities. Each of the store leases has a remaining term of more than five years.

     Robert L. Barcum is President of Applied Intelligence Group, Inc. ("AIG"), a computer consulting firm. During the 1998 Fiscal Year, the Company paid AIG $41,739 for the purchase of software, services and expenses related to upgrading the Company's point-of-sale systems. The Company has used AIG as a source for point-of sale software and related services since 1987.

     Glen L. Shank, James E. Schoenbeck, and Charles E. Bogan were three of the five members of the administrative committee of the Duckwall-ALCO Stores, Inc. Profit Sharing Plan and Trust (the "Profit Sharing Plan"). On May 29, 1991, the Plan purchased 327,350 shares of Common Stock from the Company for $1,300,000 in cash. On March 16, 1998, the plan owned 81,553 shares of Common Stock. See "Ownership of Duckwall Common Stock."


<PAGE 11>


Company Performance

     The following graph compares the cumulative total return of the Company, the Nasdaq Stock Market Index, and the Nasdaq Retail Trade Stocks Index (dividends reinvested). The graph assumes $100 was invested on October 27, 1994 in Duckwall-ALCO Stores, Inc., Common Stock, the Nasdaq Stock Market Index, and the Nasdaq Retail Trade Stocks Index (the "Peer Group").


Comparative Total Stock Returns


                              10/24/94   01/29/95   01/28/96   02/02/97   02/01/98


Duckwall-Alco Stores, Inc.         100    102.778    108.333    145.833    161.111
Nasdaq Composite Index             100     97.497    137.789    180.642    213.475
Nasdaq Retail Stock Index          100     90.123    101.859    125.271    146.473



     Based upon the data reflected in the table, a $100 investment in the Company's stock would have returned a total return value of $161.11 at fiscal year-end, as compared to $213.48 for the Composite Nasdaq Index and $146.47 for the Nasdaq Retail Stock Index.

     There can be no assurances that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company does not make or endorse any predictions as to the future stock performance.

<PAGE 12>


OWNERSHIP OF DUCKWALL COMMON STOCK

     The following table sets forth certain information as of March 16, 1998 (as of December 31, 1997 for Heartland Advisors, Inc., Wellington Management Company LLP, and Putnam Investments, Inc.) regarding the beneficial ownership of Duckwall Common Stock by each person known to the Board of Directors to own beneficially 5% or more of the Company's Common Stock, by each director of the Company, by each executive officer named in the Summary Compensation Table under "Executive Compensation and Other Information--Executive Compensation" and by all directors and officers of the Company as a group. All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more stockholders, as the case may be, or by documents filed with the Securities and Exchange Commission.


                                      Amount and Nature of         Percentage of
Name                                  Beneficial Ownership     Share Outstanding
___________________________________   ____________________   ___________________

Glen L. Shank (1)(2)(3)                             22,275                     *
James E. Schoenbeck (1)(2)(4)                       16,275                     *
James R. Fennema (1)(5)                             11,500                     *
Charles E. Bogan (1)(2)(6)                          10,350                     *
Richard A. Mansfield (1)(7)                              0                     *
Robert L. Barcum (8)                                     0                     *
William J. Morgan (9)                                    0                     *
Robert C. Amenta (9)                                     0                     *
Lolan C. Mackey                                          0                     *
Dennis A. Mullin (10)                              118,121                  2.32
KDF, a Kansas Nominee (9)                          967,000                 18.97
INTRUST Bank N.A., as Trustee for
  Duckwall-ALCO Profit Sharing
  Plan & Trust (2)                                  81,553                  1.60
Heartland Advisors, Inc.(11)                       520,100                 10.20
Wellington Management Company LLP (12)             499,000                  9.79
Putnam Investments, Inc. (13)                      265,000                  5.20
All directors and officers
  as a group (10 in group)                         178,521                  3.50
___________________________________   ____________________   ___________________

       *Less than one percent.

  (1) The address for this person is 401 Cottage Street, Abilene, Kansas 67410-0129.

  (2) Glen L. Shank, Chairman of the Board and President of the Company, James E. Schoenbeck, a Vice President of the Company, and
       Charles E. Bogan, a Vice President of the Company were three of the five members of the administrative committee of the Duckwall-ALCO Stores, Inc. Profit Sharing Plan and Trust (the "Profit Sharing Plan"), however each has disclaimed beneficial ownership of any shares of Common Stock owned by the Profit Sharing Plan. The address of the Profit Sharing Plan is INTRUST Bank N.A., 4000 Sommerset Drive, P.O. Box 8338, Prairie Village, KS 66208-0338.

  (3) Mr. Shank owns options to purchase 32,050 shares of Common Stock. Of those options, 16,438 are currently exercisable and 2,437 more become exercisable on April 28, 1998.

  (4) Mr. Schoenbeck owns options to purchase 23,475 shares of Common Stock. Of those options, 12,025 are currently exercisable and 1,750 more become exercisable on April 28, 1998.


<PAGE 13>


  (5) Mr. Fennema owns options to purchase 19,100 shares of Common Stock. Of those options, 8,450 are currently exercisable and 1,250 more become exercisable on April 28, 1998.

  (6) Mr. Bogan owns options to purchase 16,650 shares of Common Stock. Of those options, 9,038 are currently exercisable and 1,312 more become exercisable on April 28, 1998.

  (7) Mr. Mansfield owns options to purchase 9,600 shares of Common Stock. Of those options, none are currently exercisable.

  (8) The address for Mr. Barcum is Applied Intelligence Group, Inc., 13800 Benson Road, Edmond, Oklahoma 73013.

  (9) KDF is the nominee holder of shares of Common Stock on behalf of the Kansas Public Employees Retirement System ("KPERS"). KPERS, Pacholder Associates, Inc. ("Pacholder") and Portfolio Advisers, Inc. ("PAI"), share investment and voting power with regard to these shares.
       Pacholder and PAI are investment advisors to KPERS.  In the event
       KPERS terminated either such arrangement, the terminated advisor would no longer have any such power with respect to these shares. William J. Morgan and Robert C. Amenta are the President and Senior Vice President, respectively, of Pacholder. Each of these individuals has disclaimed beneficial ownership of all shares of Common Stock beneficially owned by Pacholder, KDF and KPERS. The address of KPERS is c/o Pacholder Associates, Inc., Bank One Towers, 8044 Montgomery Road, Suite 382, Cincinnati, Ohio 45236. The address of PAI is 9 Old Kings Highway South, P.O. Box 1224, Darien, Connecticut 06820-1224.

 (10) Dennis A. Mullin owns 4,000 shares of Common Stock and is the President and Chief Operating Officer of Steel & Pipe Supply Co., Inc., which owns 107,441 shares of Common Stock. The address of Steel & Pipe
       Supply Co., Inc., is 555 Poyntz, Manhattan, Kansas 66502. Mr. Mullin is also an executive officer of Manhattan Buildings, Inc. and Business Buildings, Inc. each of which own 840 shares of Common Stock.
       Mr. Mullin is also an executive officer of MBI, Inc., which owns 5,000 shares of Common Stock.

 (11) The address of Heartland Advisors, Inc. is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202.

 (12) The address of Wellington Management Company LLP is 75 State Street, Boston, Massachusetts 02109.

 (13) The address of Putnam Investments, Inc. is One Post Office Square, Boston, Massachusetts 02109.


<PAGE 14>


ITEM 2

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS


     The Board of Directors, upon recommendation of the Board's Audit Committee, has selected the independent certified public accounting firm of KPMG Peat Marwick LLP as Duckwall's independent auditors to audit the consolidated financial statements of the Company for the year ending January 31, 1999. Stockholders will have an opportunity to vote at the Annual Meeting on whether to ratify the Board's decision in this regard.

     KPMG Peat Marwick LLP has served as the Company's independent auditors since 1969. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     Submission of the selection of the independent auditors to the stockholders for ratification will not limit the authority of the Board of Directors to appoint another independent certified public accounting firm to serve as independent auditors if the present auditors resign or their engagement otherwise is terminated.

     The Board of Directors recommends that you vote for approval of the selection of KPMG Peat Marwick LLP.




COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934


     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires Duckwall's directors and executive officers, and persons who own more than 10% of the Company's outstanding Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership in Duckwall Common Stock and other equity securities. In addition, under Section 16(a), a director, executive officer or 10% stockholder who is a trustee and has a pecuniary interest (such interest includes situations where a member of the trustee's immediate family is a beneficiary of the trust) in any holding or transaction in the Company's securities held by the trust, must report the holding or transaction on the trustee's individual form. Securities and Exchange Commission regulations require directors, executive officers, greater than 10% stockholders and reporting trusts to furnish Duckwall with copies of all Section 16(a) reports they file.

     To Duckwall's knowledge, based solely upon review of the copies of such reports furnished to Duckwall and written representations that no other reports were required, during the 1998 Fiscal Year all Section 16(a) filing requirements applicable to its directors, executive officers, greater than 10% stockholders and reporting trusts were complied with, except that 1997 Fiscal Year annual statements of change in beneficial ownership on Form 5, reporting the grant of stock options, were filed late by Mr. Shank, Mr. Schoenbeck, Mr. Fennema, and Mr. Bogan.



OTHER BUSINESS OF THE MEETING

     The Board of Directors is not aware of, and does not intend to present, any matter for action at the Annual Meeting other than those referred to in this Proxy Statement. If, however, any other matter properly comes before the Annual Meeting or any adjournment, it is intended that the holders of the proxies solicited by the Board of Directors will vote on such matters in their discretion in accordance with their best judgment.


<PAGE 15>


ANNUAL REPORT

     Duckwall's Annual Report to Stockholders, containing financial statements for the year ended February 1, 1998, is being mailed with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting. Such Annual Report is not to be regarded as proxy solicitation material.


STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     It is presently anticipated that the 1999 Annual Meeting of Stockholders will be held on May 27, 1999. Stockholder proposals intended for inclusion in the proxy statement for the 1999 Annual Meeting of Stockholders must be received at the Company's offices, located at 401 Cottage Street, Abilene, Kansas, 67410-0129, within a reasonable time before the solicitation with respect to the meeting is made, but in no event later than December 31, 1998. Such proposals must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission. Stockholder proposals should be addressed to the attention of the Secretary of Duckwall.


          By Order of the Board of Directors

          /s/ CHARLES E. BOGAN

          Charles E. Bogan
          Secretary


May 1, 1998
Abilene, Kansas